EXHIBIT 99.2

EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation and Amortization, although other items in addition to these are sometimes excluded to calculate EBITDA. Although EBITDA is not a calculation in accordance with accounting principles generally accepted in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance in our industry. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner (for example, we also exclude non-cash stock compensation), this measure may not be comparable to similarly titled measures reported by other companies. We believe the nearest comparable GAAP measure to EBITDA is our Net Loss, and we have presented below a reconciliation of the two measures.

US Unwired Inc. and Subsidiaries

Reconciliation of EBITDA to Net Loss

Three-month period ended March 31, 2003

(In thousands)

	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated	Less: IWO Holding Corp (Non- Guarantor)	UNWR Credit Group
EBITDA, Excluding Non-Cash Compensation	$—	$1,217	$7,850	$9,067	$(2,479)*	$—	$6,588	$(2,479)	$9,067
Non-cash stock compensation	(935)	(81)	(51)	(132)	—	—	(1,067)	—	(1,067)
Depreciation and amortization	(654)	(503)	(15,630)	(16,133)	(13,374)	—	(30,161)	(13,374)	(16,787)
IWO asset abandonment charge	—	—	—	—	(12,403)	—	(12,403)	(12,403)	—
Interest income (expense), net	(10,149)	325	(1,995)	(1,670)	(8,871)	—	(20,690)	(8,871)	(11,819)
Gain on sale of assets	—	79	2	81	—	—	81	—	81
Equity in income (losses) of unconsolidated subsidiaries	(46,888)	154	(37,127)	(36,973)	—	84,041	180	—	180

Income (loss) before inc. tax benef.	(58,626)	1,191	(46,951)	(45,760)	(37,127)	84,041	(57,472)	(37,127)	(20,345)
Income tax benefit	—	—	—	—	—	—	—	—	—

Net income (loss)	$(58,626)	$1,191	$(46,951)	$(45,760)	$(37,127)	$84,041	$(57,472)	$(37,127)	$(20,345)

*	Excluding asset abandonment charge.

	Three-month period ended June 30, 2003 (In thousands)
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non- Guarantor)	Consolidating Entries	Consolidated
EBITDA, Excluding Non-Cash Compensation	$—	$1,126	$11,060	$12,186	$5,148	$—	$17,334
Non-Cash Compensation	935	77	51	128	—	—	1,063
EBITDA	(935)	1,049	11,009	12,058	5,148	—	16,271
Depreciation and amortization	(658)	(507)	(15,235)	(15,742)	(13,591)	—	(29,991)
Interest income (expense), net	(10,528)	352	(2,073)	(1,721)	(9,000)	—	(21,249)
Gain on sale of assets	—	(10)	5	(5)	—	—	(5)
Equity in income (losses) of unconsolidated subsidiaries	(23,521)	(5)	(17,443)	(17,448)	—	40,923	(46)

Net income (loss)	$(35,642)	$879	$(23,737)	$(22,858)	$(17,443)	$40,923	$(35,020)